Exhibit 99

                                      820 Forest Edge Drive
                                      Vernon Hills, Illinois 60061-3112
                                      (847) 215-4500
                                      Fax (847) 634-8823


   SCOTSMAN
   ---------------------------------------------------------------------
   Industries

                            Contact:  Don Holmes, CFO
                                      847-215-4600



          SCOTSMAN INDUSTRIES ACQUIRES U.K. BEVERAGE MANUFACTURER:
                 SCOTSMAN ALSO ACQUIRES REMAINING 40 PERCENT
                           OF CHINA JOINT-VENTURE


        Vernon Hills, Illinois, December 17, 1997 -- Scotsman Industries,

   Inc. (NYSE: SCT) today reported that it had acquired 100 percent of the outstanding shares of Homark Holdings Limited, a U.K. based beverage equipment company.

        Homark is a leading manufacturer of counter dispense fonts,

   counter mount dispensers, and line and shelf coolers sold primarily to the U.K. beer industry with annual revenues of approximately $12 million.  Homark's product range extends and is complementary with the products manufactured by Whitlenge Drink Equipment, Limited,

   Scotsman's U.K. beverage equipment subsidiary. The Homark and

   Whitlenge U.K. brewery sales organizations will be combined to capitalize on the collective strengths of the two companies.

        At the closing of the transaction, Richard C. Osborne, president and chief executive officer of Scotsman stated, "The addition of

   Homark to our European beverage group represents another step in

   Scotsman's effort to be a global strategic supplier to the beverage industry.  Homark broadens our product range in the European brewery


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   market and adds design capability to our beverage group that should result in increased prospects for growth."

        Scotsman's beverage group consists of Whitlenge Drink Equipment,

   Ltd. based in the U.K., Hartek Beverage Handling GmbH with manufacturing and distribution facilities in Germany and Austria, SAW

   Technologies, a beverage dispense valve joint venture based in the

   U.K. in which Scotsman has a 50 percent interest, and Booth, Inc.

   based in Dallas, Texas.  Whitlenge and Hartek have served the European brewery market for many years.

        In an unrelated transaction, Scotsman purchased the remaining 40 percent of Scotsman's joint-venture located in Shenyang, China which becomes a wholly-owned enterprise.  Scotsman founded the joint-venture in 1995 with Xinle Precision Machine Company to produce ice machines for the Chinese market.  Owning 100 percent of the operation provides

   Scotsman with improved control, the opportunity to more effectively use its assets and more rapidly penetrate the China market.

        Scotsman's total investment in the above two transactions was less than $10 million.

        Scotsman Industries, Inc. is a leading international manufacturer of a diversified line of commercial refrigeration products - ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems.  The

   Company markets primarily to commercial customers in restaurant,

   supermarket, lodging, healthcare and convenience store industries.

   Scotsman's products are sold in more than 100 countries through multiple distribution channels.